Exhibit 99.2

Eiger BioPharmaceuticals, Inc.

Index to Consolidated Financial Statements

Years Ended December 31, 2015, 2014 and 2013

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Eiger BioPharmaceuticals, Inc.:

We have audited the accompanying consolidated balance sheets of Eiger BioPharmaceuticals, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eiger BioPharmaceuticals, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Francisco, California

May 13, 2016

Eiger BioPharmaceuticals, Inc.

Consolidated Balance Sheets

	December 31,
	2015	2014
Assets
Current assets:
Cash	$4,778,039	$776,797
Prepaid expenses and other current assets	716,808	31,999

Total current assets	5,494,847	808,796
Property and equipment, net	41,290	7,678
Other assets	46,081	—

Total assets	$5,582,218	$816,474

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$1,940,203	$59,267
Accrued liabilities	1,006,452	226,262
Convertible promissory note	5,443,932	—

Total current liabilities	8,390,587	285,529

Warrant liability	884,500	—
Obligation to issue common stock	1,457,300	—
Other long term liabilities	2,462	—

Total liabilities	$10,734,849	$285,529

Commitments and contingencies
Stockholders’ (deficit) equity:
Convertible preferred stock, $0.0001 par value: 2,694,579 and 1,556,795 shares authorized as of December 31, 2015 and 2014, respectively; 2,609,102 and 1,519,274 shares issued and outstanding as of December 31, 2015 and 2014, respectively; liquidation preference of $22,269,168 and $15,043,608 as of December 31, 2015 and 2014, respectively	22,566,940	15,366,286
Common stock, $0.0001 par value, 5,951,487 and 2,135,533 shares authorized as of December 31, 2015 and 2014, respectively; 273,993 and 193,850 shares issued and outstanding as of December 31, 2015 and 2014, respectively	313	221
Additional paid-in capital	1,551,589	1,113,483
Accumulated deficit	(29,271,473)	(15,949,045)

Total stockholders’ (deficit) equity	(5,152,631)	530,945

Total liabilities and stockholders’ (deficit) equity	$5,582,218	$816,474

See accompanying notes to the consolidated financial statements.

Eiger BioPharmaceuticals, Inc.

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31,
	2015	2014	2013
Operating expenses:
Research and development	$8,116,842	$643,552	$426,366
General and administrative	4,855,827	872,342	526,497

Total operating expenses	12,972,669	1,515,894	952,863

Loss from operations	(12,972,669)	(1,515,894)	(952,863)
Interest expense	(349,759)	—	—

Net loss and comprehensive loss	$(13,322,428)	$(1,515,894)	$(952,863)

Net loss per share, basic and diluted	$(62.19)	$(7.82)	$(4.92)

Shares used in computing net loss per share, basic and diluted	214,228	193,850	193,850

See accompanying notes to the consolidated financial statements.

Eiger BioPharmaceuticals, Inc.

Consolidated Statements of Stockholders’ (Deficit) Equity

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2012	1,114,407	$12,701,575	193,850	$221	$1,026,039	$(13,480,288)	$247,547
Issuance of Series A-1 convertible preferred stock, net of $5,455 in issuance costs	114,011	750,099	—	—	—	—	750,099
Stock-based compensation expense	—	—	—	—	60,685	—	60,685
Net loss	—	—	—	—	—	(952,863)	(952,863)

Balance at December 31, 2013	1,228,418	13,451,674	193,850	221	1,086,724	(14,433,151)	105,468
Issuance of Series A-1 convertible preferred stock, net of $12,897 in issuance costs	290,856	1,914,612	—	—	—	—	1,914,612
Stock-based compensation expense	—	—	—	—	26,759	—	26,759
Net loss	—	—	—	—	—	(1,515,894)	(1,515,894)

Balance at December 31, 2014	1,519,274	15,366,286	193,850	221	1,113,483	(15,949,045)	530,945
Issuance of Series A-1 convertible preferred stock, net of $21,566 in issuance costs	1,089,828	7,200,654	—	—	—	—	7,200,654
Issuance of common stock in connection with a license and asset purchase agreement	—	—	15,378	18	210,832	—	210,850
Issuance of common stock upon stock option exercises	—	—	64,765	74	(74)	—	—
Stock-based compensation expense	—	—	—	—	227,348	—	227,348
Net loss	—	—	—	—	—	(13,322,428)	(13,322,428)

Balance at December 31, 2015	2,609,102	$22,566,940	273,993	$313	$1,551,589	$(29,271,473)	$(5,152,631)

See accompanying notes to the consolidated financial statements.

Eiger BioPharmaceuticals, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2015	2014	2013
Cash Flows From Operating Activities
Net loss	$(13,322,428)	$(1,515,894)	$(952,863)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	11,247	7,680	7,234
Stock-based compensation	227,348	26,759	60,685
Non-cash interest expense	349,759	—	—
Issuance of common stock in connection with a license and asset purchase agreement	210,850	—	—
Fair value of obligation to issue common stock in connection with Eiccose asset purchase agreement	1,457,300	—	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(684,809)	(13,829)	(5,205)
Other assets	(46,081)	—	—
Accounts payable	1,880,936	40,001	16,410
Accrued liabilities	780,190	174,983	16,868
Other long-term liabilities	2,462	—	—

Net cash used in operating activities	(9,133,226)	(1,280,300)	(856,871)

Cash Flows From Investing Activities
Purchase of property and equipment	(44,859)	(2,281)	(1,742)

Net cash used in investing activities	(44,859)	(2,281)	(1,742)

Cash Flows From Financing Activities
Proceeds from issuance of convertible promissory note, net of issuance costs	5,978,673	—	—
Proceeds from issuance of convertible preferred stock, net of issuance costs	7,200,654	1,914,612	750,099

Net cash provided by financing activities	13,179,327	1,914,612	750,099

Net increase (decrease) in cash	4,001,242	632,031	(108,514)
Cash, beginning of year	776,797	144,766	253,280

Cash, end of year	$4,778,039	$776,797	$144,766

Supplemental disclosure of non-cash financing activities
Issuance of warrants in connection with convertible promissory note	$884,500	$—	$—

See accompanying notes to the consolidated financial statements.

Eiger Biopharmaceuticals, Inc.

Notes to Consolidated Financial Statements

1.	Organization and Basis of Presentation

Eiger BioPharmaceuticals, Inc. (the “Company”) was incorporated in the State of Delaware on November 6, 2008. The Company is a clinical-stage biopharmaceutical company committed to bringing to market novel products for the treatment of orphan diseases. The Company has built a diverse portfolio of well-characterized product candidates with the potential to address diseases for which the unmet medical need is high, the biology for treatment is clear, and for which an effective therapy is urgently needed. The Company’s principal operations are based in Palo Alto, California and it operates in one segment.

Reverse Merger and Reverse Stock Split

On March 22, 2016, the Company completed the Merger with Celladon (see Note 14).

Immediately prior to and in connection with the Merger, Celladon effected a 1 for 15 reverse stock split on its issued and outstanding common stock. Pursuant to the terms of the Merger, each outstanding share of the Company’s common stock was converted into approximately 0.0875219 of a share of Celladon’s common stock (the “Exchange Ratio”). All per share amounts and Eiger’s shares outstanding for all periods reflect the reverse stock split.

Liquidity

The Company has an accumulated deficit of $29.3 million through December 31, 2015 and negative cash flows from operating activities and expects to continue to incur losses for the next several years. On March 22, 2016, the Company completed its Merger with Celladon Corporation (“Celladon”) which provided $28.0 million in cash (see Note 14). In addition, the Company completed an equity financing in March 2016 and received $33.5 million in gross cash proceeds from the issuance of common stock issued to third parties and existing shareholders (see Note 14). Management believes that the currently available resources, including the funds obtained will provide sufficient funds to enable the Company to meet its operating plan through at least December 31, 2016. However, if the Company’s anticipated operating results are not achieved in future periods, management believes that planned expenditures may need to be reduced in order to extend the time period over which the then-available resources would be able to fund the Company’s operations.

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of Eiger BioPharmaceuticals, Inc. and its wholly owned subsidiaries, EB Pharma LLC and Eiger BioPharmaceuticals Europe Limited, and have been prepared in conformity with accounting principles generally accepted in the United States of America, (“U.S. GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

2.	Summary of Significant Accounting Policies

Use of Estimates

The accompanying financial statements have been prepared in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to clinical trial accrued liabilities, valuation of derivatives, common stock, stock-based compensation and income taxes. The Company bases its estimates on historical experience and on various other market-specific and relevant assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Concentrations of Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consists of cash. The Company’s cash is held by a financial institution in the United States. Amounts on deposit may at times exceed federally insured limits. Management believes that the financial institution is financially sound, and accordingly, minimal credit risk exists with respect to the financial institution.

The Company relies on one major contract manufacturer to develop and commercialize pharmaceutical products for the treatment of pulmonary arterial hypertension, (“PAH”). If the single source supplier fails to satisfy the Company’s requirements on a timely basis, it could suffer delays in its clinical development programs and activities, which could adversely affects its operating results.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets. Depreciation begins at the time the asset is placed into service. Maintenance and repairs are charged to operations as incurred. Property and equipment purchased for specific research and development (“R&D”) projects with no alternative uses are expensed as incurred.

The useful lives of the property and equipment are as follows:

Lab equipment	5 years
Computer equipment and software	3 years

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. The Company assesses the recoverability of long-lived assets by determining whether or not the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. Through December 31, 2015, the Company has not impaired any long-lived assets.

Accrued Research and Development Costs

The Company accrues for estimated costs of research and development activities conducted by third-party service providers, which include the conduct of preclinical and clinical studies, and contract manufacturing activities. The Company records the estimated costs of research and development activities based upon the estimated amount of services provided but not yet invoiced, and includes these costs in accrued liabilities in the consolidated balance sheets and within research and development expense in the consolidated statements of operations and comprehensive loss. These costs are a significant component of the Company’s research and development expenses. The Company accrues for these costs based on factors such as estimates of the work completed and in accordance with agreements established with its third-party service providers. The Company makes significant judgments and estimates in determining the accrued liabilities balance in each reporting period. As actual costs become known, the Company adjusts its accrued liabilities.

Warrant Liability

The Company issued warrants to purchase equity securities of the Company in connection with the issuance of a convertible Promissory Note (see Note 7). The Company accounts for these warrants as a liability at fair value as the number of shares were not fixed and determinable at the issuance date. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrant, or until the number of shares to be exercised becomes fixed, in which case the warrants will be classified in stockholders’ (deficit) equity provided that there are sufficient authorized and unissued shares of common stock to settle the warrants and redeem any other contracts that may require settlement in shares of common stock. The change in fair value of the warrant liability is recognized as a component of other income (expense), net in the consolidated statements of operations and comprehensive loss. Subsequent to December 31, 2015, the warrant liability was settled (see Note 14).

Research and Development Costs

Research and development costs are expensed as incurred and consist of payroll expenses, stock-based compensation expense, lab supplies and allocated facility costs, as well as fees paid to third parties that conduct certain research and development activities on the Company’s behalf. Amounts incurred in connection with license and asset purchase agreements are also included in research and development expense.

Fair Value Measurements

Fair value accounting is applied for all financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). Financial instruments include cash, prepaid expenses, accounts payable and accrued liabilities that approximate fair value due to their relatively short maturities. Management believes the terms of the convertible Promissory Note reflect current market conditions for an instrument with similar terms and maturity, therefore the carrying value of the Company’s debt approximates its fair value.

Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1: Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2: Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3: Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

The Company’s financial instruments as of December 31, 2015 include a warrant liability and an obligation to issue common stock in connection with the Eiccose asset purchase agreement, which are classified as Level 3. As of December 31, 2015 there were immaterial changes in the fair value of the Company’s Level 3 financial liabilities from the issuance date fair value. The Company did not have any financial instruments as of December 31, 2014. See Notes 5 and 7 for further discussion on the warrants and the obligation to issue common stock.

In order to determine the fair value of the Company’s warrant liability and the obligation to issue common stock in connection with the Eiccose asset purchase agreement, the Company engaged an independent third-party valuation expert to determine the fair value of these instruments based on the common stock value which is based on probability weighted scenarios, each based on an income approach. The income approach estimates enterprise value based on the expectation of future cash flows that the Company will generate over the forecast horizon and a terminal value at the end of the forecast horizon. These future cash flows and terminal value are discounted to their present values using a discount rate based upon the required rate of return based on the risks associated with the investment.

Stock-Based Compensation

Stock-based awards to employees and directors, including stock options, are recorded at fair value as of the grant date using the Black-Scholes option pricing model and recognized as expense on a straight line-basis over the employee’s or director’s requisite service period (generally the vesting period). Non-cash stock compensation expense is based on awards ultimately expected to vest and is reduced by an estimate for future forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from estimates.

Stock-based awards and stock options issued to non-employee consultants are recorded at fair value and remeasured at the end of each period as they vest using the Black-Scholes option pricing model. Expense is recognized over the vesting period which is generally the same as the service period.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company must then assess the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Due to the Company’s lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance.

The Company recognizes benefits of uncertain tax positions if it is more likely than not that such positions will be sustained upon examination based solely on their technical merits, as the largest amount of benefit that is more likely than not to be realized upon the ultimate settlement. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit. To date, there have been no interest or penalties charged in relation to unrecognized tax benefits.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding during the period without consideration of common stock equivalents. Since the Company was in a loss position for all periods presented, diluted net loss per share is the same as basic net loss per share for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive.

Recent Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board, (“FASB”), issued Accounting Standards Update, (“ASU), ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 requires management to evaluate relevant conditions, events and certain management plans that are known or reasonably knowable that when, considered in the aggregate, raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued, for both annual and interim periods. ASU 2014-15 also requires certain disclosures around management’s plans and evaluation, as well as the plans, if any, that are intended to mitigate those conditions or events that will alleviate the substantial doubt. ASU 2014-15 is effective for fiscal years ending after December 15, 2016. The Company does not anticipate the adoption of ASU 2014-15 to have a material impact on its consolidated financial statements and related disclosures.

In April, 2015, the FASB issued ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 simplifies the presentation of debt issuance costs and requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the debt liability instead of as an asset. ASU 2015-03 is effective for annual and interim periods beginning on or after December 15, 2015 and early adoption is permitted. The Company adopted ASU 2015-03 in the fourth quarter of 2015 and the adoption of this standard did not have an impact on the Company’s consolidated financial statements.

On February 25, 2016 the FASB issued ASU 2016-02, Leases, which requires lessees to recognize most leases on their balance sheet. The new standard will be effective for fiscal years beginning after December 15, 2018. Early adoption is permitted. The standard requires use of the modified retrospective transition method, with elective relief, which requires application of the guidance for all periods presented. The Company is evaluating the effect ASU 2016-02 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting

3.	Balance Sheet Components

Property and Equipment, Net

Property and equipment, net consist of the following:

	December 31,
	2015	2014
Lab equipment	$35,651	$35,651
Computer equipment and software	48,882	4,023

Total property and equipment	84,533	39,674
Less: accumulated depreciation	(43,243)	(31,996)

Property and equipment, net	$41,290	$7,678

Depreciation expense for the years ended December 31, 2015, 2014 and 2013 was $11,247, $7,680 and $7,234, respectively.

Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
	2015	2014
Accrued bonuses	$524,912	$—
Accrued consulting costs	245,317	100,000
Accrued contract research costs	152,242	80,515
Accrued vacation	61,246	25,673
Accrued legal fees	—	18,324
Accrued other	22,735	1,750

Total accrued liabilities	$1,006,452	$226,262

4.	License Agreements

Merck License Agreement

In September 2010, the Company entered into an exclusive license agreement with Schering Corporation, subsequently acquired by Merck & Co., Inc., or Merck, which provides the Company with the exclusive right to develop and commercialize Sarasar/Lonafarnib. As consideration for such exclusive right, the Company issued 27,350 shares of Series A convertible preferred stock with a fair value of $500,000 when the agreement was executed in September 2010. In addition, the Company is obligated to pay Merck up to an aggregate of $27.0 million in development milestones and will be required to pay tiered royalties based on aggregate annual net sales of all licensed products ranging from mid-single to low double-digit royalties on net sales. The Company’s obligation to pay royalties to Merck expires on a country-by-country and product-by-product basis on the later of either the expiration of the last to expire patent assigned to the Company under the agreement, which is estimated to be in December 2016 or the earliest of the tenth anniversary of the first commercial sale of the product. In May 2015, the first regulatory milestone was achieved and the Company paid the related milestone payment of $1.0 million to Merck. The amount has been recorded as a charge to research and development expense for the year ended December 31, 2015.

Janssen License Agreement

In December 2014, the Company entered into a license agreement with Janssen Pharmaceutica NV, or Janssen. In connection with this license agreement, the Company is obligated to make development milestone payments in aggregate of up to $38.0 million, sales milestone payments in aggregate up to $65.8 million and will be required to pay tiered royalties based on aggregate annual net sales of all licensed products ranging from mid-single to low double-digit royalties of net sales. As of December 31, 2015, the product has not reached any development milestones nor achieved regulatory approval.

5.	Asset Purchase Agreements and Related License Agreements

EGI Asset Purchase Agreement

In December 2010, the Company entered into an asset purchase agreement with Eiger Group International, Inc., or EGI, which is owned by the Company’s founder who is a stockholder of the Company, whereby the Company purchased all of the assets related to the use of farnesyl transferase inhibitors as anti-viral agents and methods to treat viral infections with those inhibitors and inhibitors of prenylation, prenyl cysteine methyltranferase and a protease that removes the XXX tripeptide from the CXXX polypeptide following prenylation including any related intellectual property to EGI. The Company paid EGI an upfront payment of $350,000 when the agreement was executed in December 2010. Additionally, the Company will not pay royalties until it has recouped the development costs of any drug product that incorporates clemizole. Once the costs have been recouped, the Company will pay a lower single digit royalty of future aggregate annual net sales if there is no generic competition for the product and a low single digit royalty of future aggregate annual net sales if there is generic competition for the product. Within the first ten years after commercialization, the Company may make a one-time payment of $500,000 for each contract for the three types of product related to such intellectual property that would reduce the payment term for the three products to the tenth anniversary of the first commercial sale. The obligation to pay royalties expires on a country-by-country and product-by-product basis on the later of either when the product is no longer sold in any country or the earliest of the tenth anniversary of the first commercial sale of the product. As of December 31, 2015, the product has not achieved regulatory approval.

In November 2012, the Company entered into an agreement with EGI whereby the Company sold all of the assets related to the compound clemizole, including any related intellectual property. EGI will pay to the Company a high single digit royalty on future aggregate annual net sales, subject to certain reductions and exceptions. EGI’s obligation to pay royalties expires on a country-by-country and product-by-product basis on the later of either expiration of the last to expire patent sold to EGI under the agreement or the earliest of the tenth anniversary of the first commercial sale of the product. As of December 31, 2015, the product has not achieved regulatory approval.

Exendin Purchase Agreement and Related Stanford License Agreement

In September 2015, the Company entered into an asset purchase agreement with two individuals, Drs. Tracey McLaughlin and Colleen Craig, (the “Sellers”), whereby the Company purchased all of the assets related to the compound exendin including any related intellectual property from the Sellers and also entered into a consulting agreement with the Sellers as part of the agreement. The Company issued 15,378 shares of common stock that were valued at $210,850 and 46,134 options to purchase common stock with an exercise price of $2.06 per share when the agreement was executed in September 2015.

Of the 46,134 options to purchase common stock, 15,378 shares vest monthly over four years as services are provided by the Sellers and 30,756 vest upon the earlier of the first commercial sale of the product or the approval of new drug application by the U.S. Food and Drug Administration (the milestone-vested options). Additionally, at the next equity financing round that results in total proceeds of not less than $1.0 million, including a reverse Merger, each Seller will receive top-up options so that the Seller’s total options represent 1% of the total number of the Company’s issued and outstanding shares of capital stock. The top-up options consist of both time-vested and milestone-vested options. The fair value of the time-vested options will be recognized as non-employee share-based compensation expense as the awards vest over time, with the unvested portion revalued each period. The fair value of the milestone-vested options will be recognized as research and development expense when it is probable that the earliest milestone will be achieved at the then fair value. For the year ended December 31, 2015, $14,739 and $0 of non-employee compensation expense related to the time-vested and milestone-vested options, respectively, were recognized.

The Company is also obligated to pay milestone payments in aggregate up to $1.0 million to each Seller. Additionally, the Company is obligated to pay each Seller royalties of low single digits based on aggregate annual net sales, subject to certain reductions and exceptions. The Company’s obligation to pay royalties expires on the expiration of the last to expire patent assigned to the Company under the agreement. Additionally, the Company has assumed the license agreement the Sellers had previously entered into with the Board of Trustees of the Leland Stanford Junior University (“Stanford”). Stanford is a holder of both Series A and Series A-1 preferred stock shares of the Company and is considered to be a related party. The Company is obligated to pay a royalty to Stanford in the low single digits on annual net sales after the first commercial sale. As of December 31, 2015, the Company had not reached any of the milestone events.

Eiccose Purchase Agreement and Related Stanford and Nippon License Agreements

In October 2015, the Company entered into an asset purchase agreement with Eiccose, LLC., or Eiccose, which is owned by the Company’s chief executive officer, whereby Eiccose sold all of the assets related to the treatment of pulmonary arterial hypertension, or PAH, treatment of lymphedema and products containing ubenimex for the treatment of PAH including any related intellectual property to the Company. The Company made a payment to Eiccose of $119,673 representing reimbursement of certain previously incurred expenses, including payments and accrued amounts owed to Stanford in connection with the Lymphedema License Agreement and the PAH License Agreement. At the closing of the next round of financing pursuant to which the Company sells shares of its preferred stock (or if there is no preferred stock, then common stock) resulting in gross proceeds to the Company of at least $25.0 million, the Company will issue to Eiccose that number of fully vested shares of the Company’s common stock equal to 1.75% of the total number of the Company’s outstanding capital stock. In October 2015 the Company recorded $1.5 million in research and development expenses and a corresponding liability representing the fair value of the Company’s obligation to issue common stock to Eiccose. The liability will be revalued each balance sheet date, with fair value changes recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. The Company will continue to adjust its liability for changes in fair value until such time the common stock is issued or its obligation to issue common stock to Eiccose meets the criteria to be recorded in stockholder’s equity. As of December 31, 2015, the revaluation was insignificant therefore the liability was $1.5 million. See Note 14 for discussion of the subsequent issuance of common stock in settlement of the obligation.

The Company is obligated to pay to Eiccose an aggregate of $10.0 million of commercial milestones in connection with future sales of the product and royalties in the low single digits based on aggregate annual net sales following the first commercial sale of any product.

In addition, as a result of this agreement, the Company has assumed the license agreements Eiccose had previously entered into. These include the license agreement with Stanford for the treatment of PAH, the license agreement with Stanford for the treatment of lymphedema and the license agreement with Nippon Kayaku Co., Ltd, (“Nippon”). As part of the agreement, Nippon is obligated to make a payment for royalties in the low single digits of sales to the Company. Stanford is a holder of both Series A and Series A-1 preferred stock shares of the Company and is considered to be a related party. In connection with each license agreement with Stanford, for the treatment of PAH and the treatment of lymphedema, the Company is obligated to make milestone payments in aggregate of $500,000 for each contract, increasing annual license maintenance fees ranging from $10,000 to $75,000 over the term of each license agreement and royalty payments in low single digits on annual net sales after the first commercial sale of a product under each license. For the year ended December 31, 2015, the Company has recorded $199,000 to research and development expense including $125,000 for license fees and $74,000 for the reimbursement of incurred expenses in connection with the Eiccose Purchase Agreement.

6.	Merger Agreement

On November 18, 2015, the Company entered into a definitive Merger Agreement with Celladon, in which the stockholders of the Company would become the majority owners of Celladon and the two companies would be combined (the “Merger”), with the Company becoming a wholly-owned subsidiary of Celladon and the surviving corporation of the Merger. The Merger was approved by Celladon’s shareholders at the shareholder meeting held on March 21, 2016, being the effective closing date of the transaction March 22, 2016 (see Note 14).

Also, on November 18, 2015, prior to the execution of the Merger Agreement, the Company entered into the Subscription Agreement (“The Private Placement”) with certain current stockholders and new investors in the Company pursuant to which the Company agreed to sell, and the purchasers listed therein agreed to purchase in the financing, an aggregate of 2,304,430 (before reverse stock split and exchange ratio 26,329,818) shares of the Company’s common stock at a purchase price of $17.1409 (before reverse stock split and exchange ratio $1.5002) per share prior to the closing of the Merger for an aggregate purchase price of $39.5 million, including the conversion of $6.0 million in outstanding convertible debt and warrants pursuant to the bridge loan discussed below (see Note 14).

7.	Convertible Promissory Note and Warrant Purchase Agreement

In November 2015, the Company entered into a convertible promissory note (the “Promissory Note” or “Notes”) and warrant purchase agreement with three investors, including two holders of the Company’s convertible preferred stock, which includes the issuance of Notes in the aggregate principal amount of $6.0 million and the issuance of warrants to purchase equity securities. The Promissory Note bears simple interest of 6.0% per annum and is due on March 31, 2016. In the event that the Company consummates a qualified equity financing, which is defined as a financing that results in total proceeds of not less than $25.0 million by March 31, 2016, the outstanding balance on the Promissory Note plus unpaid accrued interest is automatically converted into common stock or preferred stock sold in the Company’s qualified equity financing. In the event that the Company consummates a public offering, (“PO”), including a reverse Merger by March 31, 2016, the outstanding balance on the Promissory Note plus unpaid accrued interest is automatically converted into common stock of the Company. In the event that 50% of the voting power of the Company’s stockholders is transferred in a transaction or series of transactions prior to March 31, 2016, the Company will repay the investors 120% of the outstanding principal plus unpaid accrued interest upon such event.

The warrants entitle each investor to purchase equity securities for a number of shares equal to 15% of the principal borrowed from such investor including unpaid accrued interest, in the event that the Company consummates a qualified equity of financing or consummates a PO by February 28, 2016, divided by the per share price of the equity securities sold in the Company’s qualified equity financing, with an exercise price of $0.01 for each share of equity securities purchased under the warrants or 17.5% of the principal borrowed from such investor including unpaid accrued interest, in the event that the Company does not consummate a PO by February 28, 2016, divided by the per share price of the equity securities sold in the Company’s qualified equity financing, with an exercise price of $0.01 for each share of equity securities purchased under the warrants. If the qualified equity financing or next equity financing, which is defined as a financing that results in total proceeds to the Company of not less than $1.0 million does not occur prior to January 1, 2017, the warrants will entitle each investor to purchase equity securities for a number of shares equal 17.5% as explained above of the principal borrowed from such investor including unpaid accrued interest, divided by the per share price of the Company’s issued Series A-1 convertible preferred stock of $0.58. In the event the Company consummates a PO, including a reverse Merger, by March 31, 2016, the warrants will automatically be net exercised.

The warrants are exercisable for the type of equity securities issued by the Company in a qualified or next financing as described above, or if no qualified or next financing is consummated, then into shares of the Company’s common stock. The warrants have a five-year term expiring in November 2020.

The Company allocated the aggregate proceeds from the Promissory Note first to the warrants based on the warrants’ fair value and then the residual proceeds were allocated to the debt obligation. The fair value of warrants of $884,500 was recorded as a debt discount to be amortized as interest expense over the term of the Note using the effective interest rate method. As discussed in Note 2, the fair value of the warrants was also recorded as a corresponding warrant liability.

The Company incurred debt issuance costs of $21,327 in connection with the Note and Warrant Purchase Agreement. The debt issuance costs are being amortized to interest expense over the term of the Note using the effective interest rate method. The Company recognized $349,759 of interest expense related to the Note for the year ended December 31, 2015.

As of December 31, 2015, the outstanding principal balance under this Note was $6.0 million and the unamortized debt discount was $602,332. See Note 14 for discussion on the subsequent conversion of the Promissory Note into common stock and exercise of warrants in connection with the completion of the Private Placement in March 2016.

8.	Stockholders’ (Deficit) Equity

Convertible Preferred Stock

In February and March 2015, the Company’s Board of Directors amended the Company’s certificate of incorporation to increase the number of shares of common stock and preferred stock that the Company is authorized to issue by a total of 1,137,784 shares and 1,137,784 shares, respectively, to a total of up to 3,273,317 shares of common stock and 2,694,579 shares of preferred stock. In November 2015, the Company’s Board of Directors amended the Company’s certificate of incorporation to increase the number of shares of common stock that the Company is authorized to be issued by 2,678,169 shares, to a total of up to 5,951,487 shares of common stock.

The Company has the following series of convertible preferred stock outstanding as of December 31, 2015 and 2014:

December 31, 2015	Shares Authorized	Shares Issued and Outstanding	Issuance Price and Conversion Price (Per Share)	Net Carrying Value	Liquidation Preference
Series A	454,020	426,680	$18.28	$7,668,451	$7,799,710
Series A-1	2,240,559	2,182,422	$6.63	14,898,489	14,469,458

	2,694,579	2,609,102		$22,566,940	$22,269,168

December 31, 2014	Shares Authorized	Shares Issued and Outstanding	Issuance Price and Conversion Price (Per Share)	Net Carrying Value	Liquidation Preference
Series A	454,020	426,680	$18.28	$7,668,451	$7,799,710
Series A-1	1,102,775	1,092,594	$6.63	7,697,835	7,243,898

	1,556,795	1,519,274		$15,366,286	$15,043,608

Significant provisions of the preferred stock are as follows:

Voting Rights: The holders of outstanding convertible preferred and common stock vote together as a single class, except with respect to certain matters that require a separate class vote, and are entitled to the number of votes equal to the number of shares of common stock into which such shares of the applicable preferred stock could then be converted.

Dividends : The Series A convertible preferred stock and Series A-1 convertible preferred stock shall be entitled to receive dividends (on a pari passu basis) at a rate per annum of $1.4625 per share and $0.5302 per share (after reverse stock split and exchange ratio), respectively, subject to adjustment for stock splits, combinations, reorganizations and the like, when and if declared by the Board of Directors. After payment of the dividends on the convertible preferred stock, any additional declared dividends shall be distributed between the holders of convertible preferred stock and common stock on a pro-rata as-converted basis. No rights shall accrue to the holders of the convertible preferred stock if dividends are not declared and any dividends declared are non-cumulative. No dividends have been declared or paid through December 31, 2015.

Liquidation: In the event of (1) a liquidation, dissolution or winding up of the Company, (2) the acquisition of the Company by means of any transaction or series of related transactions (including, without limitation, any reorganization, Merger or consolidation) provided that the applicable transaction shall not be deemed a liquidation unless the Company’s stockholders constituted immediately prior to such transaction hold less than 50% of the voting power of the surviving or acquiring entity, (3) the closing of the transfer (whether by Merger, consolidation, or otherwise) of 50% or more of the outstanding common stock of the Company on one transaction or series of related transactions, or (4) the sale of substantially all of the assets of the Company, the holders of convertible preferred stock shall be the first to be paid out of the assets available for distribution, an amount per share equal to the issue price of the applicable convertible preferred stock, subject to adjustment for stock splits, combinations, reorganizations and the like, plus any dividends declared but unpaid. The holders of 60% of the outstanding convertible preferred stock, voting together as a single class on an as converted basis, may elect to waive the treatment of any of the occurrences of a liquidation.

Conversion : Each share of convertible preferred stock is convertible into a number of shares of common stock equal to its issuance price divided by its conversion price at any time, automatically in the event of an initial public offering (“IPO”) with minimum proceeds of $30.0 million and a price per share of $54.84 (after reverse stock split and exchange ratio), subject to adjustment for stock splits, combinations, reorganizations and the like, or upon the election of the holders of at least 60% of the outstanding convertible preferred stock. In the event the Company consummates a PO, including a reverse Merger, by March 31, 2016, the each share of convertible preferred stock outstanding is convertible into shares of common stock.

The conversion price is subject to adjustment in the event of a stock split, stock dividend, corporate reorganization and the like. In addition, in the event that common stock is issued for an amount less than the conversion price of the Series A and Series A-1 convertible preferred stock in effect immediately prior to such issuance, the conversion price of the Series A and A-1 convertible preferred stock will be reduced to the issuance price of such common stock. As of December 31, 2015, the conversion ratio was 1-for-1.

Redemption: Convertible preferred stock is not redeemable.

Common Stock

The holders of the Company’s common stock have one vote for each share of common stock. Common stockholders are entitled to dividends when, as, and if declared by the Board of Directors, subject to the prior rights of the convertible preferred stockholders. As of December 31, 2015, no dividends had been declared by the Board of Directors.

The Company had reserved shares of common stock for issuance as follows:

	December 31,
	2015	2014
Convertible preferred stock, on as-converted basis	2,609,102	1,519,274
Options issued and outstanding	254,058	105,898
Options available for future grants	19,689	29,564

Total	2,882,849	1,654,736

Common stock to be issued in connection with the asset purchase agreement (see Note 5), the convertible promissory note and warrant purchase agreement (see Note 7) were excluded from the total of reserved shares of common stock for issuance as these shares were not determinable as of December 31, 2015.

9.	Stock Option Plan

In 2009, the Company adopted the 2009 Equity Incentive Plan or the Plan. Under the Plan, shares of the Company’s common stock have been reserved for the issuance of stock options to employees, directors, and consultants under terms and provisions established by the Board of Directors. In September 2015, the Company’s Board of Directors increased the number of shares of common stock reserved for issuance under the Plan by 203,050 shares to an aggregate of 338,516 shares. Under the terms of the Plan, options may be granted at an exercise price not less than fair market value. For employees holding more than 10% of the voting rights of all classes of stock, the exercise prices for incentive and non-statutory stock options may not be less than 110% of fair market value, as determined by the Board of Directors. The terms of options granted under the Plan may not exceed ten years. The vesting schedule of newly issued option grants is generally four years. The following summarizes option activity under the Plan:

	Shares Available for Grant	Number of Options	Weighted- Average Exercise Price Per Option	Aggregate Intrinsic Value
Balance, December 31, 2014	29,564	105,898	$1.37
Additional authorized options	203,050	—	—
Options granted	(212,925)	212,925	$2.06
Options exercised	—	(64,765)	$0.00

Balance Outstanding, December 31, 2015	19,689	254,058	$1.94	$3,368,812

Exercisable, December 31, 2015		24,861	$1.30	$345,447

Vested and expected to vest, December 31, 2015		254,058	$1.94	$3,368,812

The aggregate intrinsic values of options outstanding, exercisable, vested and expected to vest were calculated as the difference between the exercise price of the options and the estimated fair value of the Company’s common stock as determined by the Board of Directors, as of December 31, 2015.

The aggregate intrinsic value of stock options exercised in 2015, 2014 and 2013 was $887,984, zero and zero, respectively.

The total grant date fair value of employee options that vested during the years ended December 31, 2015, 2014 and 2013 was $6,014, $70,404, and $60,573 respectively.

The weighted-average grant date fair value of employee options granted during the year ended December 31, 2015 was $1.09 per option. There were no employee options granted during the year ended December 31, 2014. The weighted-average grant date fair value of employee options granted during the year ended December 31, 2013 was $0.09 per option.

As of December 31, 2015, the weighted-average remaining contractual life was 7.81 years and 9.40 years for exercisable options and vested and expected to vest options, respectively.

Option Modification

In May 2015, the Company modified 66,516 fully vested employee and non-employee stock options, whereby the Company forgave the exercise price of $1.37 per share of three employees and two non-employees. As a result of this modification, the Company recognized incremental expense related to stock-based compensation of $43,983 during the year ended December 31, 2015.

Stock Options Granted to Employees

During the year ended December 31, 2015, the Company granted employees stock options for 166,793 shares. There were no stock options granted to employees during the year ended December 31, 2014. During the year ended December 31, 2013, the Company granted employees stock options for 81,395 shares.

The fair value of stock option awards to employees was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions:

Year Ended December 31,
	2015	2014	2013
Expected term (in years)	5.00 - 6.08	—	5.00 - 6.02
Volatility	77.58% - 97.62%	—	95.47% - 97.62%
Risk-free interest rate	1.44% - 1.75%	—	1.44% - 1.75%
Dividend yield	—	—	—

In determining the fair value of the stock-based awards, the Company uses the Black-Scholes option-pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Fair Value of Common Stock: The fair value of the shares of common stock underlying stock options has historically been determined by the Company’s Board of Directors. In order to determine the fair value of the common stock at the time of grant of the option, the Board of Directors considered, among other things, valuations performed by an independent third-party. Because there has been no public market for the Company’s common stock, the Board of Directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of the Company’s common stock, including important developments in the Company’s operations, sales of convertible preferred stock, actual operating results and financial performance, the conditions in the life sciences industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of the Company’s common stock, among other factors.

Expected Term: The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term for employee options).

Expected Volatility: Since the Company is privately held and does not have any trading history for its common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded biotechnology companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, or stage in the life cycle.

Risk-Free Interest Rate: The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

Expected Dividend: The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.

Stock Options Granted to Non-Employees

The Company grants stock options to non-employees in exchange for services rendered. During the years ended December 31, 2015 and 2014, the Company granted to non-employees stock options for 46,134 and 24,506 shares, respectively. There were no stock options granted to non-employees during the year ended December 31, 2013. Stock-based compensation expense related to stock options granted to non-employees is recognized as the stock options are earned and will fluctuate as the estimated fair value of the common stock fluctuates until the awards vest. The Company believes that the estimated fair value of the stock options is more readily measurable than the fair value of the services rendered.

The fair value of stock option awards to non-employees was estimated at the date of grant using a Black-Scholes option-pricing model using similar assumptions as for employees except that the expected term is based on the options’ remaining contractual term instead of the simplified method:

Year Ended December 31,
	2015	2014	2013
Remaining contractual term (in years)	7.75 – 10.00	8.75 – 9.67	—
Volatility	85.83% – 90.50%	87.53% – 94.17%	—
Risk-free interest rate	1.73% – 2.24%	2.17% – 2.69%	—
Dividend yield	—	—	—

Stock-Based Compensation Expense

Total stock-based compensation expense recognized for options granted to employees and non-employees was as follows:

	Year Ended December 31,
	2015	2014	2013
Research and development	$63,885	$12,528	$—
General and administrative	163,463	14,231	60,685

Total stock-based compensation expense	$227,348	$26,759	$60,685

As of December 31, 2015, the total unrecognized compensation expense related to unvested employee options, net of estimated forfeitures, was $2.0 million, which the Company expects to recognize over an estimated weighted average period of 3.60 years.

10.	Income Taxes

No provision for income taxes was recorded for the years ended December 31, 2015, 2014 and 2013. The Company has incurred net operating losses for all the periods presented. The Company has not reflected any benefit of such net operating loss carryforwards in the accompanying consolidated financial statements. The Company has established a full valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

The effective tax rate of the provision for income taxes differs from the federal statutory rate as follows:

	Year Ended December 31,
	2015	2014	2013
Federal statutory income tax rate	34.00%	34.00%	34.00%
State income taxes, net of federal benefit	6.11	6.14	6.24
Federal and state tax credits	2.54	4.30	5.83
Change in valuation allowance	(42.14)	(44.19)	(43.48)
Stock-based compensation	(0.49)	(0.23)	(2.54)
Other, net	(0.02)	(0.02)	(0.05)

	—%	—%	—%

The components of the deferred tax assets and liabilities are as follows:

	2015	2014
Deferred tax assets:
Net operating loss carryforwards	$9,030,000	$4,871,000
Tax credits	1,133,000	426,000
Depreciation and amortization	920,000	990,000
Accruals and reserves	835,000	17,000

Gross deferred tax assets	11,918,000	6,304,000
Valuation allowance	(11,918,000)	(6,304,000)

Net deferred tax assets	$—	$—

Due to the Company’s lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance as of December 31, 2015 and 2014. The valuation allowance increased by $5.6 million and $669,000 during the years ended December 31, 2015and 2014, respectively.

As of December 31, 2015, the Company had approximately $22.5 million and $23.6 million, respectively, of federal and state operating loss carryforwards available to reduce future taxable income that will begin to expire in 2030 and 2028, respectively, for federal and state tax purposes.

As of December 31, 2015, the Company also had research and development tax credit carryforwards of approximately $184,522 and $309,845 for federal and state purposes available to offset future taxable income tax, respectively. If not utilized, the federal carryforwards will expire in various amounts beginning in 2028, and the state credits can be carried forward indefinitely.

As of December 31, 2015, the Company had orphan drug tax credit carryforwards of approximately $1.1 million for federal purposes available to offset future taxable income tax. If not utilized, the federal carryforwards will begin to expire in 2033.

Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. An analysis to determine the limitation of the net operating loss carryforwards has not been performed.

Uncertain Tax Positions

A reconciliation of the Company’s unrecognized tax benefits for the years ended December 31, 2015, 2014 and 2013 is as follows:

	Year Ended December 31,
	2015	2014	2013
Balance at beginning of year	$99,000	$97,000	$95,000
Additions based on tax positions related to current year	259,000	2,000	2,000
Additions based on tax positions related to prior year	46,000	—	—

Balance at end of year	$404,000	$99,000	$97,000

If the $404,000 of unrecognized tax benefits is recognized, there would not be an effect on the effective tax rate. The Company does not expect the unrecognized tax benefits to change significantly over the next 12 months, which are not material in relation to the consolidated financial statements taken as a whole because all of the unrecognized tax benefits have been offset by a deferred tax asset, which has been fully reduced by a valuation allowance.

Interest and penalties are zero, and the Company’s policy is to account for interest and penalties in tax expense on the statement of operations and comprehensive loss. The Company files income tax returns in the U.S. federal and California tax jurisdictions. All periods since inception are subject to examination by U.S. federal and California tax jurisdictions.

11.	Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding. Diluted net loss per share is computed similarly to basic net loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted net loss per share is the same as basic net loss per share, since the effects of potentially dilutive securities are antidilutive due to the Company’s net loss.

As of December 31, 2015, 2014 and 2013, potentially dilutive securities include:

	December 31,
	2015	2014	2013
Convertible preferred stock	2,609,102	1,519,274	1,228,418
Options to purchase common stock	254,058	105,898	81,395

Total	2,863,160	1,625,172	1,309,813

Common stock to be issued in connection with the asset purchase agreement (see Note 5) and the convertible Promissory Note and warrants purchase agreement (see Note 7) were excluded from the total outstanding potentially diluted securities as the amounts of common stock to be issued were not determinable as of December 31, 2015.

12.	Related Party Transactions

In connection with the license agreement the Company holds with Stanford, Stanford owns Series A and Series A-1 convertible preferred shares of the Company. For the year ended December 31, 2015, the Company recorded research and development expense of $89,281 for charges including the reimbursement of patent fees and license fees in connection with the exendin Purchase Agreement and the Lymphedema License Agreement. As of December 31, 2015, the Company owed $55,132 to Stanford, which is recorded in accounts payable.

For the years ended December 31, 2015, 2014 and 2013, the Company reimbursed the Company’s founder, who is also a stockholder of Company, travel-related expenses of $87,079, $44,550 and $30,740, respectively, which was included in research and development expenses.

As disclosed in Note 4, the Company entered into license agreements with EGI, which is owned by the founder of the Company.

As discussed in Note 5, the Company entered into an asset purchase agreement with Eiccose, which is owned by the Company’s chief executive officer.

13.	Commitments and Contingencies

Lease Agreement

In March 2015, the Company entered into a non-cancelable facility lease agreement for an office facility in Palo Alto, California. The lease commenced on April 1, 2015 and expires 36 months after the commencement date. The lease has one two-year renewal option prior to expiration and includes rent escalation clauses through the lease term. Scheduled rent increases are recognized as deferred rent and are amortized on a straight-line basis over the term of the lease. The Company has provided a security deposit of $20,724 as collateral for the lease, which is included in other assets in the Company’s consolidated balance sheet as of December 31, 2015.

In December 2015, the Company entered into a sublease agreement for an office facility in Palo Alto, California. The sublease commenced on January 26, 2016 and expires on March 30, 2017. The Company provided a security deposit of $16,116 as collateral for the sublease, which is included in other assets in the Company’s consolidated balance sheet as of December 31, 2015.

Future aggregate minimum lease payments under the non-cancelable operating leases are as follows:

Year ending December 31,	Amounts
2016	$275,566
2017	162,438
2018	28,732

Total	$466,736

Rent expense was $136,385, $42,000 and $42,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

Contract Manufacturing Arrangement

In September 2015, the Company began using a contract manufacturing organization for the production of its clinical trial materials and issued a non-cancelable purchase order to the contract manufacturer for $1.8 million. The Company has paid $595,825 of this commitment in November 2015, which is included in prepaid expense and other current assets in the Company’s consolidated balance sheet as of December 31, 2015, with the remaining balance to be paid within 30 days upon delivery of the materials. The materials were delivered in January 2016.

14.	Subsequent Events

The Company has evaluated, for potential recognition and disclosure, events that occurred from the balance sheet date through May 13, 2016, the date the financial statements were available to be issued. The following represent material subsequent events:

Reverse Stock Split and Exchange Ratio

On March 21, 2016, and prior to the closing of the merger, Celladon completed a fifteen-for-one reverse stock split. As a result of the reverse stock split, every fifteen shares of Celladon common stock outstanding immediately prior to the merger were combined and reclassified into one share of Celladon common stock. No fractional shares were issued in connection with the reverse stock split.

The holders of shares of Eiger common stock outstanding immediately prior to the merger received approximately 0.09 shares of Celladon common stock in exchange for each share of Eiger common stock in the merger. The exchange ratio reflects the reverse stock split. The accompanying consolidated financial statements and notes to the consolidated financial statements give retroactive effect to the Reverse Stock Split for all periods presented.

Equity Transactions

On March 22, 2016, as part of the Private Placement, the Company issued an aggregate of 2,304,430 shares of the Company’s common stock at a purchase price of $17.14 per share for an aggregate purchase price of $39.5 million, including the conversion of the principal amount of $6.0 million outstanding convertible Promissory Notes pursuant to the bridge loan outstanding as of December 31, 2015. Further, all outstanding warrants issued in connection with the Promissory Notes were exercised for common stock.

On March 22, 2016 the Company issued to Eiccose 96,300 fully vested shares of the Company’s common stock equivalent to 1.75% of the total number of the Company’s outstanding capital stock. In connection with this transaction the Company remeasured the fair value of the obligation to issue common stock at the settlement date and the change in fair value was recognized during the three months ended March 31, 2016. Upon the settlement of the obligation with the issuance of shares on March 22, 2016, the liability was reclassified to common stock and additional paid-in capital within stockholders’ equity.

Upon the closing of the private placement on March 22, 2016, and prior to the Merger, the Company issued 48,544 (after reverse stock split) top-up options to Drs. Tracey McLaughlin and Colleen Craig pursuant to the terms of the Exendin APA, with an exercise price of $17.25 per option.

Reverse Merger

On March 22, 2016, the Company completed the Merger with Celladon. For accounting purposes, pre-merger Eiger is considered to be acquiring Celladon in the merger. All Celladon employees were terminated prior to the merger date. The Merger will be accounted for as an asset acquisition rather than business combination because as of the acquisition date, Celladon does not meet the definition of a business as defined by U.S. GAAP. The net assets acquired in connection with the transaction will be recorded at their estimated acquisition date fair values as of March 22, 2016, the date the Merger with Celladon was completed.

Upon closing of the Merger and in addition to the reverse stock split and exchange of the Company’s common stock for Celladon common stock: (i) all outstanding options to purchase shares of the Company’s common stock were assumed by Celladon and converted into options to purchase shares of Celladon’s common stock, in each case appropriately adjusted based on the Exchange Ratio; and (ii) all outstanding warrants to purchase shares of the Company’s common stock were assumed by Celladon and converted into warrants to purchase shares of Celladon’s common stock, in each case appropriately adjusted based on the Exchange Ratio. No fractional shares of Celladon’s common stock were issued in connection with the Merger. Instead, the Company’s stockholders received cash in lieu of any fractional shares of Celladon common stock that such stockholders would otherwise have been entitled to receive in connection with the Merger. Also, as a result of the reverse stock split, the per share exercise price of, and the number of shares of common stock underlying, Celladon’s stock options and warrants outstanding prior to the reverse stock split were automatically proportionally adjusted based on the fifteen for one reverse stock split ratio in accordance with the terms of such options and warrants. The reverse stock split did not alter the par value of Celladon’s common stock or modify any voting rights or other terms of the common stock.

Following the Merger, Celladon was renamed Eiger BioPharmaceuticals, Inc. and Eiger became the wholly-owned subsidiary of Celladon and the surviving corporation of the Merger.

License and Equity Purchase Agreement with Bristol-Myers Squibb Company

On April 20, 2016, the Company and Bristol-Myers Squibb Company (“BMS”) entered into a License Agreement (the “License Agreement”) and a Common Stock Purchase Agreement (the “Purchase Agreement”).

Under the License Agreement, BMS granted the Company an exclusive, worldwide, license to research, develop, manufacture, and sell products containing the proprietary BMS molecule known as PEG-interferon Lambda-1a (the “Licensed Product”) for all therapeutic and diagnostic uses in humans and animals. The Company is responsible for the development and commercialization of the Licensed Product at its sole cost and expense. The License Agreement requires the Company to make an upfront payment of $2.0 million in cash and issue $3.0 million in Company common stock and includes development and regulatory milestone payments totaling $61.0 million and commercial sales milestones of up to $128.0 million. The Company is obligated to pay BMS annual net sales royalties in the range of mid-single to mid-double digits, depending on net sales levels. In addition, if the Company grants a sublicense, the Company is obligated to pay BMS a portion of the sublicensing income received.

The Purchase Agreement provides for the sale and issuance of 157,587 shares of common stock of the Company at a price per share of $19.04 and an aggregate purchase price of approximately $3.0 million and grants BMS certain registration rights with respect to the shares of common stock delivered, and BMS has agreed to certain trading and other restrictions with respect to the shares purchased.